        Exhibit 99.1

Lennox Announces Definitive Agreement to Sell European Process Cooling Business to Glen Dimplex

DALLAS, August 25, 2023– Lennox (NYSE: LII), a leader in energy-efficient climate-control solutions, announces it has entered into a definitive agreement to sell its Hyfra Process Cooling business unit, headquartered in Krunkel, Germany, to the Glen Dimplex Group. The closing of the transaction is subject to obtaining required consents and customary closing conditions. The transaction is expected to be completed in the fourth quarter of 2023.

“Divesting this European business will enable us to continue our focused strategy on North America where we are best positioned to achieve our revenue growth and profit margin targets,” said Chief Executive Officer Alok Maskara.

“I want to thank the dedicated and talented employees in our Hyfra Process Cooling business for their many contributions to Lennox over the years. I am confident that Hyfra will be best positioned for continued success as part of the Glen Dimplex Group,” Maskara concluded.

Glen Dimplex Chief Executive Officer Fergal Leamy stated, “We are delighted to announce our acquisition of Hyfra in Germany and extend a warm welcome to all employees joining Glen Dimplex Group. This strategic acquisition marks an important milestone for Glen Dimplex, enabling us to further expand our precision cooling business globally, and align with customer needs as we transition to a more sustainable future.”
ABOUT LENNOX
Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Additional information on Lennox is available at investor.lennox.com or by contacting investor@lennoxintl.com.

ABOUT GLEN DIMPLEX

Glen Dimplex is a privately owned, Irish headquartered, international manufacturing group with a 50-year heritage, operating across four product areas: Heating & Ventilation, Precision Cooling, Flame and Consumer Appliances. Glen Dimplex offers a portfolio of products and solutions that span living and working environments, all created with a simple and shared mindset of helping customers to transition to a more sustainable world by empowering them in their everyday lives.
Website https://www.glendimplex.com/en-ie